NEWS RELEASE

For Immediate Release
July 29, 2015
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2015
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended June 30, 2015. Net income for the second quarter of 2015 was $44.5 million, or $3.71 per share, compared to $26.7 million, or $2.77 per share, for the second quarter of 2014, and $67.2 million, or $5.59 per share, for the first quarter of 2015, according to Frank B. Holding, Jr., chairman of the board. BancShares' current quarter results generated an annualized return on average assets of 0.58 percent and an annualized return on average equity of 6.42 percent, compared to respective returns of 0.49 percent and 5.05 percent for the second quarter of 2014 and 0.90 percent and 10.00 percent for the first quarter of 2015.
For the first six months of 2015, net income was $111.7 million, or $9.30 per share, compared to $49.2 million, or $5.11 per share, reported for the same period of 2014. Annualized returns on average assets and average equity for the first six months of 2015 were 0.74 percent and 8.19 percent, respectively, compared to 0.45 percent and 4.71 percent for the same period a year earlier.
When comparing net income for the quarter and six months ended June 30, 2015, to the same periods of 2014, the increases were primarily driven by the impact of the First Citizens Bancorporation, Inc. (Bancorporation) merger and the FDIC-assisted acquisition of Capitol City Bank & Trust (CCBT), which occurred on October 1, 2014 and February 13, 2015, respectively. The impact of the acquisitions is reflected in Bancshares' financial results from the respective acquisition dates. As such, the following discussion will focus on sequential quarter comparisons between the second quarter of 2015 and first quarter of 2015, both of which include operating results from the Bancorporation and CCBT acquisitions.
SECOND QUARTER FINANCIAL HIGHLIGHTS

•
Loan growth continued during the second quarter of 2015, as the net increase in total loans was $423.2 million, reflecting strong originated portfolio growth of $552.5 million. Total purchased-credit impaired (PCI) loans declined, down $129.3 million, due to payoffs and resolution of problem assets.

•
Nonperforming assets decreased $27.6 million, or by 15.1 percent, due to a $16.7 million decline in other real estate owned (OREO) and a $10.9 million decline in nonaccrual loans as credit quality continues to improve.

•
The allowance for loan and lease losses as a percentage of total loans and leases ended the quarter at 1.07 percent, compared to 1.08 percent at March 31, 2015. Credit quality improvements in the originated loan portfolio resulted in a slight decline in the allowance ratio.

•	BancShares' liquidity position was strong with $4.15 billion in free liquidity at June 30, 2015.

•
BancShares remained well-capitalized under Basel III capital requirements with a leverage capital ratio of 8.92 percent, Tier 1 risk-based capital ratio of 12.66 percent, common equity Tier 1 ratio of 12.52 and total risk-based capital ratio of 14.09 percent at June 30, 2015.

LOANS AND DEPOSITS
Loans at June 30, 2015, totaled $19.5 billion, a net increase of $423.2 million, or 2.2 percent during the second quarter. Originated loan growth was strong at $552.5 million, or an increase of 3.1 percent, primarily the result of growth in the commercial and residential mortgage portfolios. PCI loans decreased by $129.3 million due to payoffs and resolution of problem assets, which is aligned with forecasted balance reductions.

Net loan balances increased $750.7 million, or 8.0 percent annualized, since December 31, 2014, primarily the result of $814.0 million of organic growth in the non-PCI portfolio. The PCI portfolio declined over this period by $63.3 million reflecting continued loan run-off of $208.4 million offset by the impact of the CCBT acquisition in the first quarter of 2015, which contributed $145.1 million to PCI loan balances at June 30, 2015.
At June 30, 2015, deposits totaled $26.5 billion, an increase in the second quarter of $211.1 million, or by 0.8 percent. The increase was due to growth primarily in low-cost demand deposit accounts resulting from organic growth and seasonal deposit fluctuations.
Deposits increased by $833.3 million since December 31, 2014, primarily due to organic growth in the demand and checking with interest deposit types and the impact of the deposit balances acquired in the CCBT acquisition which totaled $137.1 million at June 30, 2015.
NET INTEREST INCOME
Net interest income increased $14.5 million, or by 6.6 percent, to $234.7 million for the second quarter of 2015. Loan interest income was up $11.8 million as a result of higher interest income from originated loan growth paydowns on the PCI loan portfolio which accelerated income recognition, and a $2.5 million improvement in investment securities interest income as a result of reinvesting matured cash flows and overnight investments into higher yielding investments.
The quarter-to-date taxable-equivalent net interest margin increased by 13 basis points to 3.31 percent. The margin increase was due to improvement in investment yields, higher interest income from originated loan growth, and additional accretion income in the PCI loan portfolio. Borrowing and deposit funding rates remained low and consistent with the prior quarter.
Average interest earning assets increased $428.3 million, reflecting a $432.8 million increase in average outstanding loans due to strong originated loan growth and a $259.9 million increase in average investment securities, partially offset by the decline of $264.4 million in overnight investments. Average interest-bearing liabilities decreased $238.3 million during the second quarter of 2015, due to an $84.1 million decline in interest-bearing deposits and a $167.0 million decrease in short-term borrowings primarily as a result of subordinated debt maturities totaling $200.0 million.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses totaled $208.3 million at June 30, 2015, representing an increase of $2.8 million. The allowance as a percentage of total loans at June 30, 2015 was 1.07 percent, compared to 1.08 percent for March 31, 2015.
BancShares recorded $7.7 million of net provision expense for loan and lease losses for the second quarter of 2015. The $1.9 million increase in provision expense was due primarily to originated loan volume and lower impairment reversals on the PCI loan portfolio.
The non-PCI loan net provision expense totaled $9.0 million, compared to $8.7 million for the first quarter of 2015, due to continued loan growth and a slight increase in net charge-offs. Net charge-offs on non-PCI loans increased $520 thousand to $4.1 million. On an annualized basis, non-PCI loan net charge-offs remained low at 0.09 percent and 0.08 percent of average non-PCI loans and leases for the second quarter of 2015 and first quarter of 2015, respectively.
The PCI loan portfolio net provision credit totaled $1.3 million during the second quarter of 2015, compared to a net provision credit of $2.9 million during the first quarter of 2015. The current quarter credit to provision for loan and lease losses on PCI loans resulted from reversals of prior impairment due to accelerated payments and credit quality improvement.

NONPERFORMING ASSETS
At June 30, 2015, BancShares’ nonperforming assets, including nonaccrual loans and OREO, totaled $155.4 million, or 0.79 percent of total loans and leases plus OREO, compared to $183.0 million, or 0.95 percent, at March 31, 2015. The $27.6 million, or 15.1 percent, decline in nonperforming assets was due to a $10.9 million decline in nonaccrual loans and a $16.7 million decline in OREO resulting from resolutions of impaired loans and higher sales of OREO during the quarter.
Of the $155.4 million in nonperforming assets at June 30, 2015, $15.6 million related to OREO and loans covered by FDIC loss share agreements. This represents a decline of $23.1 million since March 31, 2015, due to continued problem asset resolutions and the expiration of two loss share agreements during the second quarter. Noncovered nonperforming assets totaled $139.7 million at June 30, 2015, representing 0.73 percent of noncovered loans and leases plus OREO as of June 30, 2015, compared to 0.77 percent at March 31, 2015.
NONINTEREST INCOME
Noninterest income excluding gains on acquisitions totaled $107.5 million for the second quarter of 2015. Merchant and cardholder income increased $4.0 million due to higher sales volume, and mortgage income increased $1.0 million due to increased production and sales of loans. These improvements were offset by a $5.0 million decline in securities gains during the second quarter.
NONINTEREST EXPENSE
Noninterest expense increased by $6.5 million in the second quarter of 2015 to $264.7 million. The increase was due to $1.2 million higher personnel costs primarily reflecting annual merit increases effective in the second quarter, a $1.6 million increase in merger-related expenses, and a $1.5 million increase in merchant and card processing expenses aligned with increased sales volume. These increases were partially offset by a $1.5 million reduction in foreclosure-related expenses resulting from higher gains on the sale of OREO.
INCOME TAXES
Income tax expense totaled $25.2 million and $39.8 million for the second quarter of 2015 and first quarter of 2015, representing effective tax rates of 36.1 percent and 37.2 percent during the respective periods. The decline in the effective tax rate in the second quarter was primarily attributable to lower pre-tax earnings.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations is affected by the impact of the Bancorporation merger and the CCBT acquisition, effective October 1, 2014, and February 13, 2015, respectively.
Earnings for the first quarter of 2015 include an acquisition gain of $42.9 million recognized in connection with the acquisition of CCBT of Atlanta, Georgia. During the second quarter of 2015, adjustments were made to the CCBT gain based on additional information regarding the acquisition date fair values primarily related to updated collateral valuations. The $42.9 million gain was increased by an additional $5.4 million, which was identified during the second quarter and retroactively reported in first quarter 2015 financial results. The total after-tax impact of the gain was $26.2 million. For up to one year following the closing date of the CCBT acquisition, fair values are subject to refinement.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 18 states and the District of Columbia, including online banking, mobile banking, ATMs and telephone banking. As of June 30, 2015, BancShares had total assets of $30.9 billion.
For more information, visit First Citizens' website at firstcitizens.com.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Six months ended
(Dollars in thousands, except share data; unaudited)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
SUMMARY OF OPERATIONS
Interest income	$246,013	$231,510	$177,311	$477,523	$350,705
Interest expense	11,363	11,345	11,613	22,708	24,076
Net interest income	234,650	220,165	165,698	454,815	326,629
Provision (credit) for loan and lease losses	7,719	5,792	(7,299)	13,511	(9,202)
Net interest income after provision (credit) for loan and lease losses	226,931	214,373	172,997	441,304	335,831
Gain on acquisition	—	42,930	—	42,930	—
Noninterest income excluding gain on acquisition (1)	107,450	107,823	66,589	215,273	128,903
Noninterest expense	264,691	258,166	199,020	522,857	390,050
Income before income taxes	69,690	106,960	40,566	176,650	74,684
Income taxes (1)	25,168	39,802	13,880	64,970	25,519
Net income (1)	$44,522	$67,158	$26,686	$111,680	$49,165
Taxable-equivalent net interest income	$236,456	$221,452	$166,570	$457,907	$328,263
PER SHARE DATA
Net income (1)	$3.71	$5.59	$2.77	$9.30	$5.11
Cash dividends	0.30	0.30	0.30	0.60	0.60
Book value at period-end (1)	232.62	230.53	222.91	232.62	222.91
CONDENSED BALANCE SHEET
Cash and due from banks	$514,404	$495,901	$566,952	$514,404	$566,952
Overnight investments	1,703,341	2,458,923	1,118,474	1,703,341	1,118,474
Investment securities	7,350,545	7,045,550	5,538,859	7,350,545	5,538,859
Loans and leases	19,520,185	19,096,959	13,524,956	19,520,185	13,524,956
Less allowance for loan and lease losses	(208,317)	(205,553)	(206,246)	(208,317)	(206,246)
FDIC loss share receivable	5,808	21,340	49,959	5,808	49,959
Other assets (1)	2,010,889	1,949,812	1,464,922	2,010,889	1,464,922
Total assets (1)	$30,896,855	$30,862,932	$22,057,876	$30,896,855	$22,057,876
Deposits	$26,511,896	$26,300,830	$18,556,758	$26,511,896	$18,556,758
Other liabilities	1,591,069	1,793,383	1,356,937	1,591,069	1,356,937
Shareholders' equity (1)	2,793,890	2,768,719	2,144,181	2,793,890	2,144,181
Total liabilities and shareholders' equity (1)	$30,896,855	$30,862,932	$22,057,876	$30,896,855	$22,057,876
SELECTED PERIOD AVERAGE BALANCES
Total assets (1)	$30,835,749	$30,414,322	$22,017,501	$30,626,200	$21,942,854
Investment securities	7,149,691	6,889,752	5,629,467	7,020,440	5,618,157
Loans and leases	19,354,823	18,922,028	13,566,612	19,139,621	13,513,580
Interest-earning assets	28,660,246	28,231,922	20,304,777	28,447,268	20,222,418
Deposits	26,342,821	25,833,068	18,561,927	26,089,355	18,527,311
Interest-bearing liabilities	18,933,611	19,171,958	14,020,480	19,052,128	14,104,388
Shareholders' equity (1)	$2,781,648	$2,724,719	$2,120,275	$2,750,964	$2,105,569
Shares outstanding	12,010,405	12,010,405	9,618,941	12,010,405	9,618,941
SELECTED RATIOS
Annualized return on average assets (1)	0.58%	0.90%	0.49%	0.74%	0.45%
Annualized return on average equity (1)	6.42	10.00	5.05	8.19	4.71
Taxable-equivalent net interest margin	3.31	3.18	3.29	3.24	3.27
Efficiency ratio (2)	77.41	79.96	85.68	78.65	85.63
Tier 1 capital ratio (1)	12.66	12.92	14.58	12.66	14.58
Total capital ratio (1)	14.09	14.42	15.93	14.09	15.93
Leverage capital ratio (1)	8.92	8.90	9.69	8.92	9.69
Tier 1 common equity ratio	12.52	12.77	N/A	12.52	N/A
(1) Amounts for 2014 have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update 2014-01 related to qualified affordable housing projects.
(2) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares' securities and acquisition gains from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Six months ended
(Dollars in thousands, unaudited)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
ALLOWANCE FOR LOAN AND LEASE LOSSES ("ALLL")
ALLL at beginning of period	$205,553	$204,466	$222,942	$204,466	$233,394
Provision (credit) for loan and lease losses:
PCI loans (1)	(1,275)	(2,864)	(9,529)	(4,139)	(11,802)
Non-PCI loans (1)	8,994	8,656	2,230	17,650	2,600
Net charge-offs of loans and leases:
Charge-offs	(6,926)	(7,176)	(10,904)	(14,102)	(21,580)
Recoveries	1,971	2,471	1,507	4,442	3,634
Net charge-offs of loans and leases	(4,955)	(4,705)	(9,397)	(9,660)	(17,946)
ALLL at end of period	$208,317	$205,553	$206,246	$208,317	$206,246
ALLL at end of period allocated to loans and leases:
PCI	$15,468	$17,619	$29,331	$15,468	$29,331
Non-PCI	192,849	187,934	176,915	192,849	176,915
ALLL at end of period	$208,317	$205,553	$206,246	$208,317	$206,246
Net charge-offs of loans and leases:
PCI	$876	$1,146	$6,133	$2,022	$12,387
Non-PCI	4,079	3,559	3,264	7,638	5,559
Total net charge-offs	$4,955	$4,705	$9,397	$9,660	$17,946
Reserve for unfunded commitments	$389	$404	$380	$389	$380
SELECTED LOAN DATA
Average loans and leases:
PCI	$1,173,105	$1,200,484	$1,183,464	$1,186,719	$1,249,989
Non-PCI	18,181,718	17,721,544	12,383,148	17,952,902	12,263,591
Loans and leases at period-end:
PCI	1,123,239	1,252,545	1,109,933	1,123,239	1,109,933
Non-PCI	18,396,946	17,844,414	12,415,023	18,396,946	12,415,023
RISK ELEMENTS
Nonaccrual loans and leases:
Covered under loss share agreements	$2,732	$21,440	$54,036	$2,732	$54,036
Not covered under loss share agreements	79,375	71,536	46,485	79,375	46,485
Other real estate:
Covered	12,890	17,302	40,136	12,890	40,136
Noncovered	60,358	72,690	35,151	60,358	35,151
Nonperforming assets:
Covered	$15,622	$38,742	$94,172	$15,622	$94,172
Noncovered	139,733	144,226	81,636	139,733	81,636
Total nonperforming assets	$155,355	$182,968	$175,808	$155,355	$175,808
Accruing loans and leases 90 days or more past due	$86,015	$99,130	$79,532	$86,015	$79,532
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	0.30%	0.39%	2.08%	0.34%	2.00%
Non-PCI	0.09	0.08	0.11	0.09	0.09
ALLL to total loans and leases:
PCI	1.38	1.41	2.64	1.38	2.64
Non-PCI	1.05	1.05	1.43	1.05	1.43
Total	1.07	1.08	1.52	1.07	1.52
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	4.70	8.42	10.97	4.70	10.97
Noncovered	0.73	0.77	0.64	0.73	0.64
Total	0.79	0.95	1.29	0.79	1.29
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired ("PCI") loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	June 30, 2015			March 31, 2015
	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$19,354,823	$224,235	4.65%	$18,922,028	$211,885	4.54%
Investment securities:
U. S. Treasury	2,224,933	4,346	0.78	2,355,234	4,593	0.79
Government agency	915,976	2,195	0.96	938,356	1,708	0.73
Mortgage-backed securities	4,008,782	15,518	1.55	3,592,499	13,220	1.47
State, county and municipal	—	—	—	3,663	53	5.77
Total investment securities	7,149,691	22,059	1.23	6,889,752	19,574	1.14
Overnight investments	2,155,732	1,525	0.28	2,420,143	1,338	0.22
Total interest-earning assets	$28,660,246	$247,819	3.47%	$28,231,923	$232,797	3.34%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,712,074	$428	0.04%	$4,608,049	$415	0.04%
Savings	1,833,259	98	0.02	1,765,540	92	0.02
Money market accounts	7,666,121	1,629	0.09	7,821,438	1,641	0.09
Time deposits	3,414,991	3,379	0.40	3,515,525	3,481	0.40
Total interest-bearing deposits	17,626,445	5,534	0.13	17,710,552	5,629	0.13
Repurchase agreements	622,547	387	0.25	305,918	121	0.16
Other short-term borrowings	211,185	1,271	2.41	694,775	1,813	1.05
Long-term obligations	473,434	4,171	3.52	460,713	3,782	3.28
Total interest-bearing liabilities	$18,933,611	$11,363	0.24%	$19,171,958	$11,345	0.24%
Interest rate spread			3.23%			3.10%
Net interest income and net yield on interest-earning assets		$236,456	3.31%		$221,452	3.18%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent and state income tax rates of 6.0 percent for each period. The taxable-equivalent adjustment was $1,806 and $1,287 for the three months ended June 30, 2015 and March 31, 2015, respectively. The rate/volume variance is allocated equally between the changes in volume and rate.